Exhibit 99.(18)

Calculation of Filing Fee Narrative

Form N-14 8C/A

(Form Type)

abrdn Global Dynamic Dividend Fund
(Exact Name of Registrant as Specified in its Charter)

On September 28, 2022, abrdn Global Dynamic Dividend Fund (the “Fund”) registered common shares of beneficial interest with a maximum aggregate offering price of $136,100,948, estimated pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act of 1933, as amended, on the Fund’s proxy statement/prospectus on Form N-14 (the “Proxy Statement/Prospectus”) (File No. 333-266796). The Proxy Statement/Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424 under the Securities Act of 1933, as amended, on September 30, 2022, is the final proxy statement/prospectus relating to the Offering.